Exhibit 10.5
H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
GRANT AGREEMENT
     This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (the “Company”), and William C. Cobb (“Participant”).
     WHEREAS, the Company provides certain incentive awards to key employees of subsidiaries of the Company under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”); and
     WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of May 2, 2011, wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors.
     NOW THEREFORE, in consideration of the parties promises and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,
IT IS AGREED AS FOLLOWS:
1. Definitions. Whenever a term is used in this Grant Agreement (“Agreement”), the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
1.1 Code. Code means the Internal Revenue Code of 1986, as amended.
1.2 Committee. Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.
1.3 Common Stock. Common Stock means the common stock, without par value, of the Company.
1.4 Company. Company means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
1.5 Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. In the event the exchange is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.

1.6 Fair Market Value. Fair Market Value (“FMV”) means the Closing Price for one share of H&R Block, Inc. Stock.
1.7 Stock Option. Stock Option means the right to purchase, upon exercise of a stock option granted under the Plan, shares of the Company’s Common Stock. A Stock Option may be an Incentive Stock Option which meets the requirements of Code Section 422(b) or a Nonqualified Stock Option. The right and option to purchase shares of Common Stock identified as subject to Nonqualified Stock Option shall not constitute and shall not be treated for any purpose as an “incentive stock option,” as such term is defined in the Code.
2. Stock Option.
2.1 Grant of Stock Option. As of May 2, 2011 (the “Grant Date”), the Company grants the Participant the right and option to purchase 606,470 shares of Common Stock (this “Stock Option”) identified as non-qualified stock options.
2.2 Option Price. The Price per share of Common Stock subject to this Stock Option is $17.48, which is the Closing Price on the Grant Date.
2.3 Vesting. This Stock Option shall vest and become exercisable in installments with regard to the percentage of the number of shares of Common Stock subject to this Stock Option indicated next to each vesting date set forth in the table below provided that the Participant remains continuously employed by the Company through such date:

Percent of Shares Subject to this
Stock Option Vesting on Such
Vesting Date	Vesting Date
December 24, 2011	33%
December 24, 2012	33%
December 24, 2013	34%
(Note: If the percentage of the aggregate number of shares of Common Stock subject to this Stock Option scheduled to vest on a vesting date is not a whole number of shares, then the amount vesting shall be rounded down to the nearest whole number of shares for each vesting date, except that the amount vesting on the final vesting date shall be such that 100% of the aggregate number of shares of Common Stock subject to this Stock Option shall be cumulatively vested as of the final vesting date.)
2.4 Acceleration of Vesting. Notwithstanding anything herein to the contrary, the acceleration of the vesting of this Stock Option shall occur in accordance with the terms and conditions of that certain Employment Agreement dated April 27, 2011, between Participant and H&R Block Management, LLC (the “Employment Agreement”).
2.5 Term of Option. No Stock Option granted under this Grant Agreement may be exercised after May 2, 2021. Except as provided in the Employment Agreement, all Stock

Options shall terminate when the Participant ceases, for whatever reason, to be an employee of any of the subsidiaries of the Company.
2.6 Participant’s Death. In the event the Participant ceases to be an employee of any of the subsidiaries of the Company because of death, the Participant’s rights under the Stock Option shall pass by the Participant’s will or laws of descent and distribution.
2.7 Exercise of Stock Option. The Stock Option granted under the Plan shall be exercisable from time to time by the Participant by giving notice of exercise to the Company, in the manner specified by the Company, specifying the number of whole shares to be purchased, and accompanied by full payment of the purchase price. The right to purchase shall be cumulative, so that the full number of shares of Common Stock that become purchasable at any time need not be purchased at such time, but may be purchased at any time or from time to time thereafter (but prior to the termination of the Stock Option).
2.8 Payment of the Option Price. Full payment of the Option Price for shares purchased shall be made at the time the Participant exercises the Stock Option. Payment of the aggregate Option Price may be made in (a) cash, (b) by delivery of Common Stock (with a value equal to the Closing Price of Common Stock on the last trading date preceding the date on which the Stock Option is exercised), or (c) a combination thereof. Payment shall be made only in cash unless at least six months have elapsed between the date of Participant’s acquisition of each share of Common Stock delivered by Participant in full or partial payment of the aggregate Option Price and the date on which the Stock Option is exercised.
2.9 No Shareholder Privileges. Neither the Participant nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Common Stock issuable upon the exercise of this Stock Option, unless and until certificates evidencing such shares of Common Stock shall have been duly issued and delivered.
3. [RESERVED]
4. Non-Transferability of Awards. Any Stock Option (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Stock Option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.
5. Miscellaneous.
5.1 No Employment Contract. This Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any effective contract of employment between the Participant and any subsidiary of the Company.
5.2 [RESERVED]
5.3 Adjustment of Shares. If there shall be any change in the capital structure of the Company, including but not limited to a change in the number or kind of the outstanding shares of the Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of the Company shall make such equitable adjustments with respect to the Stock Option, or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the Stock Option rights hereunder or of the shares subject to this Stock Option.
5.4 Merger, Consolidation, Reorganization, Liquidation, etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards. Notwithstanding the foregoing, the Stock Option may be terminated unless the Stock Option is fully vested as of such date and the Participant is either paid the value thereof or given a reasonable opportunity to exercise the Stock Option in full.
5.5 Interpretation and Regulations. The Board of Directors of the Company shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of retirement, death, disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Agreement, what constitutes continuous employment with respect to the exercise of Stock Option or delivery of Shares under the Plan (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of the Company shall not be considered an interruption of continuous employment for any purpose under the Plan). Notwithstanding anything herein or in the Plan to the contrary, any interpretation of terms used in the Employment Agreement shall be resolved in accordance with the dispute mechanisms therein and shall bind the Company and the Participant.
5.6 Reservation of Rights. If at any time counsel for the Company determines that qualification of the Shares under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions such counsel deems unacceptable.
5.7 [RESERVED]
5.8 Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Award, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. Such arrangements shall include relinquishment of a portion of such payment or benefit, and in the event the Participant has not made any such arrangements, such relinquishment shall be automatic.
5.9 Waiver. The failure of the Company to enforce at any time any terms or conditions of this Agreement shall not be construed to be a waiver of such terms or conditions or of any other provision. Any waiver or modification of the terms or conditions of this Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.
5.10 Incorporation. The terms and conditions of this Grant Agreement are authorized by the Compensation Committee of the Board of Directors of H&R Block, Inc.
5.11 Notices. Any notice to be given to the Company or election to be made under the terms of this Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.
5.12 Choice of Law. This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
5.13 Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant and Company agree and submit to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.
5.14 [RESERVED]

5.15 Relationship of the Parties. Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant. Participant further acknowledges that H&R Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.
5.16 Headings. The section headings herein are for convenience only and shall not be considered in construing this Agreement.
5.17 Amendment. No amendment, supplement, or waiver to this Agreement is valid or binding unless in writing and signed by both parties.
5.18 Execution of Agreement. This Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Long Term Incentive Award, unless and until it has been (1) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be a facsimile or stamped signature, and (2) returned to the Company.
5.19 Conflicts. To the extent there is any conflict between this Agreement and the Employment Agreement, the Employment Agreement shall control.
In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.
The parties hereto have executed this Grant Agreement.

Associate Name:	William C. Cobb

Date Signed:
H&R BLOCK, INC.

By:	/s/ Tammy Serati
	Name:	Tammy Serati
	Title:	Senior Vice President, Human Resources